Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of on Form S-8 (File No. 333-258906), Form S-8 (File No. 333-220838), and Form S-3 (File No. 333-282778), of our report dated February 20, 2025, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of Houston American Energy Corp. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 20, 2024